CONTACT:  Leo Taylor
                         Tandycrafts, Inc. (817) 551-9600
                         (investor_relations@tandycrafts.com)
FOR IMMEDIATE RELEASE    or
                         Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
                         Lambert, Edwards & Associates, Inc. (616) 233-0500


     TANDYCRAFTS ANNOUNCES YEAR-END RESULTS, HIGHLIGHTED BY FOURTH QUARTER
                   DIVESTITURES, COMPLETION OF STRATEGIC PLAN

FORT WORTH, Texas, August 31, 2000 - Tandycrafts, Inc. (NYSE: TAC) today announced results for its fiscal year ended June 30, 2000, reflecting the Company's divestiture of its Gifts and Office Supplies units and significant operating changes at its core wall decor and home furnishings businesses.

The Fort Worth, Texas-based consumer products company posted a net loss from continuing operations of $12.4 million, or $1.02 per share, on net sales of $110.8 million in fiscal 2000, compared with a net loss from continuing operations of $16.3 million, or $1.34 per share, on net sales of $136.9 million in fiscal 1999. Tandycrafts said the loss from continuing operations is the result of duplicate costs incurred from the transition of its California manufacturing operation to a new facility in Mexico, the closure of a distribution facility and shift to new sourcing partners at its Cargo Furniture operation, and other operational investments. The 1999 results include losses of approximately $12.2 million related primarily to the Company's exit from its Tandy Leather retail and manufacturing operations.

Tandycrafts also recorded a loss on discontinued operations of $7.3 million, or $0.61 per share, in fiscal 2000 from the divestitures of its Office Supply and Gifts divisions.

"We accomplished what we set out to do in fiscal 2000, including selling four non-core businesses, finalizing our facility move from California to Mexico and making substantial operating improvements," said Michael J. Walsh, Tandycrafts' chairman of the board and chief executive officer. "We are poised to return to profitability in fiscal 2001. It has been a challenging refinement process at Tandycrafts, but I am pleased to report that we are done with the transitions and have shifted into a growth mode."

Tandycrafts announced a strategic plan in February 2000, calling for the sale of its non-core operations and significant operating improvements in its core business. Tandycrafts said it completed its strategic plan by year-end, including the following accomplishments in the fourth quarter:
- The sale of all three companies in its Gifts Division and its 41-store Sav-On Office Supplies chain.
- The shutdown of its Van Nuys, Calif. manufacturing and the completed move to a new and larger facility in Durango, Mexico.
- The conversion of the majority of its Cargo retail stores to the expanded and more profitable Collection store format.


                                   -  more  -


Commenting on the strategic plan, Tandycrafts president and chief operating officer Jim Allen said: "The Company set an aggressive timetable for reworking our operations and selling off our non-core businesses. We were able to beat these objectives while remaining on track with projected proceeds. With these initiatives behind us, we have a clear view of the opportunity that exists for Pinnacle Art & Frame and Cargo Furniture and, more importantly, can be singularly focused on achieving breakout performance at these companies."

Excluding the divested units, Tandycrafts sales grew nominally in fiscal 2000, principally due to higher sales at the Company's Cargo Furniture unit. Pinnacle Art & Frame, Tandycrafts' frames and wall decor business, recorded a decline in sales in the fourth quarter and fiscal 2000 as a result of decreased sales to one of its major customers and lower production levels as it transitioned its manufacturing to Mexico and ramped up personnel and capacity.

Cargo Furniture and Tandy Leather Direct posted higher sales in both the fourth quarter and for the year. Cargo's ability to substantially complete the conversion of its retail stores to the better performing Collection format, coupled with the success in increasing sales into non-retail channels, boosted sales. Tandy Leather Direct sales grew on the strength of its newly launched e-commerce website.

For the fourth quarter ended June 30, 2000, Tandycrafts reported net sales of $21.5 million, versus net sales of $28.1 million in the same period in 1999. Tandycrafts posted a net loss from continuing operations of $10.7 million, or $0.88 per share, in the 2000 fourth quarter, versus a net loss from continuing operations of $2.7 million, or $0.22 per share, in the 1999 quarter. The current period loss from continuing operations reflects duplicate costs incurred in its frames and wall decor operation from the transition from California to Mexico and the write-down of inventory and equipment following the closure of the Van Nuys, Calif. plant in the fourth quarter.

Tandycrafts, Inc. (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor and home furnishings. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, successful implementation of this strategic plan, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


                               TANDYCRAFTS, INC.
                                AND SUBSIDIARIES

                         SELECTED FINANCIAL HIGHLIGHTS


                                  Three Months Ended       Twelve Months Ended
                                 ----------------------   ---------------------

                                 June 30,     June 30,    June 30,    June 30,
                                   2000         1999        2000        1999
                                ----------   ----------   ---------   ---------

Net sales                       $   21,468   $   28,095   $ 110,814   $ 136,868


Operating costs and expenses:
   Cost of goods sold               20,984       19,381      83,722     100,369
   Selling, general and
    administrative                  12,087       11,310      35,741      45,760
   Restructuring charge                  -            -           -       8,145
   Depreciation and amortization     1,280          653       4,075       2,760
                                ----------   ----------   ---------   ---------
     Total operating costs
       and expenses                 34,351       31,344     123,538     157,034

Operating income (loss)            (12,883)      (3,249)    (12,724)    (20,166)
Interest expense, net                1,191          573       3,892       2,173
                                ----------   ----------   ---------   ---------

Loss before income tax             (14,074)      (3,822)    (16,616)    (22,339)
Benefit for income taxes            (3,403)      (1,127)     (4,242)     (6,014)
                                ----------   ----------   ---------   ---------

Loss from continuing operations    (10,671)      (2,695)    (12,374)    (16,325)
                                ----------   ----------   ---------   ---------

Discontinued operations:
  Loss from discontinued
   operations, net applicable
   income taxes                       (593)      (8,049)     (1,384)     (7,509)
  Loss on disposal of
   discontinued operations, net
   applicable income taxes          (1,751)           -      (5,965)          -
                                ----------   ----------   ---------   ---------
     Total loss on discontinued
      operations                    (2,344)      (8,049)     (7,349)     (7,509)
                                ----------   ----------   ---------   ---------

Net Loss                        $  (13,015)  $  (10,744)  $ (19,723)  $ (23,834)
                                ==========   ==========   =========   =========

Basic and diluted net loss per
  average common share:
   Continuing operations            ($0.88)      ($0.22)     ($1.02)     ($1.34)
                                ==========   ==========   =========   =========
   Discontinued operations          ($0.19)      ($0.67)     ($0.61)     ($0.62)
                                ==========   ==========   =========   =========
   Net loss per average
    common share                    ($1.07)      ($0.89)     ($1.63)     ($1.96)
                                ==========   ==========   =========   =========

Weighted average common shares      12,146       12,036      12,073      12,182


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